SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                              (Amendment No.   )
                               ----------------

Filed by the Registrant |x|
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Check the appropriate box:
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      6(e)(2))
|x|   Definitive Proxy Statement
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| |   Soliciting material under Rule 14a-12

                                Loews Corporation
------------------------------------------------------------------------------
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                                      N/A
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Payment of filing fee (Check the appropriate box):
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       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration
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                                      [LOGO]
                                LOEWS CORPORATION

                               667 Madison Avenue
                         New York, New York  10021-8087

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held on May 11, 2004

To the Shareholders:

  The Annual Meeting of Shareholders of Loews Corporation (the "Company") will be held at the Harmonie Club, 4 East 60th Street, New York, New York, on Tuesday, May 11, 2004, at 11:00 A.M. New York City time, for the following purposes:

..  To elect ten directors;

..  To ratify the appointment of the Company's independent auditors for 2004;

..  To consider and act upon three shareholder proposals; and

.. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 15, 2004 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                           By order of the Board of Directors,

                                                    GARY W. GARSON
                                                      Secretary



Dated:  March 25, 2004



 SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL
  IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED
                            IN THE UNITED STATES.



                                      LOEWS
                                   CORPORATION


                               -------------------

                                 PROXY STATEMENT

                               -------------------


  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Loews Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held May 11, 2004. All properly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. Any proxy may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person. The Company expects to mail proxy materials to the shareholders on or about March 25, 2004. The mailing address of the Company is 667 Madison Avenue, New York, N.Y. 10021-8087.

Voting

  The Company has two classes of common stock outstanding and eligible to vote at the meeting, namely its Common Stock ("Common Stock") and Carolina Group stock ("Carolina Group stock"). As of March 15, 2004, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 185,476,300 shares of Common Stock and 57,966,750 shares of Carolina Group stock outstanding. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Carolina Group stock is entitled to 1/10 of a vote on all matters which may come before the meeting. The election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the ten nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve each of the other proposals to be voted on at the Annual Meeting. Shares which are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal. Broker non-votes are not counted as present.

  The Board of Directors of the Company has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations in relation to the Annual Meeting that identify how an individual shareholder has voted will be kept confidential from the Company and its employees, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of the Company's transfer agent or another third party, and not employees of the Company.



Principal Shareholders

  The following table contains certain information, at February 29, 2004, unless otherwise indicated, as to all persons who, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of any class of the Company's voting securities. All shares reported were owned beneficially by the persons indicated unless otherwise set forth below.


                                                                    Amount
                                                                 Beneficially          Percent
Name and Address                           Title of Class            Owned            of Class
----------------                           --------------        ------------         --------

Wilma S. Tisch (1)..................         Common Stock        30,164,996 (2)         16.2%
980 Fifth Avenue
New York, NY 10021-8087

Preston R. Tisch (1) ...............         Common Stock        29,983,184 (3)         16.2%
667 Madison Avenue
New York, NY 10021-8087

Dodge & Cox (4).....................         Common Stock        15,794,617              8.5%
One Sansome St., 35th Floor
San Francisco, CA  94104

Davis Selected Advisers, L.P. (5) ..         Common Stock        15,535,245              8.4%
2949 Elvira Road, Suite 101
Tucson, AZ  85706

Brandes Investment Partners, LLC (6)         Common Stock        10,930,534              5.9%
11988 El Camino Real
Suite 500
San Diego, CA  92130

FMR Corp. ("FMR") (7) ..............     Carolina Group Stock     6,304,980             10.9%
82 Devonshire Street
Boston, MA  02109

AXA Financial, Inc. (8) ............     Carolina Group Stock     4,936,290              8.5%
1290 Avenue of the Americas
New York, NY  10104

Ross Financial Corporation (9) .....     Carolina Group Stock     4,171,500              7.2%
P.O. Box 31363-SMB
Grand Cayman, Cayman Islands B.W.I.

Franklin Resources, Inc. (10) ......     Carolina Group Stock     3,565,700              6.2%
One Franklin Parkway
San Mateo, CA  94403

(1) Preston R. Tisch is Chairman of the Board of the Company. Wilma S. Tisch was the wife of Mr. P.R. Tisch's late brother, Laurence A. Tisch. James S. Tisch, President and Chief Executive Officer and a director of the Company, and Andrew H. Tisch, Chairman of the Executive Committee and a director of the Company, are sons of Mrs. Tisch and nephews of Mr. P.R. Tisch. Jonathan M. Tisch, Chairman and Chief Executive Officer of Loews Hotels and a director of the Company, is the son of Mr. P.R. Tisch. Each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch are members of the Company's Office of the President.

                                      2

(2) Includes 15,572,419 shares of Common Stock owned by Mrs. Tisch directly or as a nominated executrix of the estate of her late husband, Mr. L.A. Tisch. Also includes an aggregate of 14,592,577 shares of Common Stock beneficially owned by Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch, each of whom is a son of Mrs. Tisch. Because of their family relationships, Mrs. Tisch and her sons have reported their ownership jointly, solely for informational purposes, in a statement on Schedule 13D filed with the Securities and Exchange Commission, but they have not affirmed that they constitute a "group" for any purpose, and each of them has expressly disclaimed beneficial ownership of any shares owned by the others.

(3) Includes 4,419,072 shares owned beneficially by Mr. P.R. Tisch's wife, and 1,776,116 shares held by Mr. P.R. Tisch as trustee of trusts for the benefit of his wife as to which he has sole voting and investment power.

(4) This information is as of December 31, 2003 and is based on a Schedule 13G report filed by Dodge & Cox. According to the report, the shares covered by this Schedule 13G are beneficially owned by clients of Dodge & Cox and Dodge & Cox has sole voting power only with respect to 14,983,667 shares.

(5) This information is as of December 31, 2003 and is based on a Schedule 13G report filed by Davis Selected Advisers, L.P. as an investment adviser.

(6) This information is as of December 31, 2003 and is based on a Schedule 13G report filed by Brandes Investment Partners, LLC. ("Brandes") as an investment adviser. This Schedule 13G report was filed jointly by Brandes and the following control persons of Brandes: Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby. Each of the control persons disclaims any direct ownership of the shares reported in the Schedule 13G, except for an amount that is substantially less than 1% of the Common Stock outstanding.

(7) This information is as of December 31, 2003 and is based on a Schedule 13G report filed by FMR. According to the report, Fidelity Management & Research Company ("Fidelity"), a subsidiary of FMR, acts as an investment advisor to various investment companies and is the beneficial owner of the shares reported. One such investment company, Fidelity Low Priced Stock Fund ("FLPSC"), owns 4,020,530 of the shares, representing 6.9% of the Carolina Group stock outstanding. This Schedule 13G report was filed jointly by FMR, Fidelity, FLPSC, Edward C. Johnson 3d and Abigail P. Johnson. Mr. Johnson is Chairman and Ms. Johnson is a director of FMR. Mr. Johnson owns 12.0% and Ms. Johnson owns 24.5% of the outstanding voting stock of FMR.

(8) This information is as of December 31, 2003 and is based on a Schedule 13G report filed by AXA Financial, Inc. According to the report, Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., acts as an investment advisor to various unaffiliated third-party client accounts and has sole voting power with respect to only 1,877,250 shares. This Schedule 13G report was filed jointly by AXA Financial, Inc., AXA and three French mutual insurance companies, as a group, as parent holding companies. Each of the filing parties disclaims beneficial ownership of the shares covered by this
Schedule 13G.

(9) This information is as of December 31, 2003 and is based on a Schedule 13G report filed by Ross Financial Corporation.

(10) This information is as of December 31, 2003 and is based on a Schedule 13G report filed by Franklin Resources, Inc. ("FRI"). According to the report, the shares reported are beneficially owned by one or more investment companies or other managed accounts which are advised by subsidiaries of FRI. One such investment company, Franklin Income Fund, a series of Franklin Custodian Funds, Inc., has an interest in more than 5% of the Carolina Group stock outstanding. This Schedule 13G report was filed jointly by FRI, Charles
B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. The Messrs. Johnson each own in excess of 10% of the outstanding common stock of FRI and disclaim beneficial ownership of the shares reported hereby. Each of the filing parties disclaims beneficial ownership of the shares attributable to the others.

                                      3

Director and Officer Holdings

  The following table sets forth certain information, at February 29, 2004, as to the shares of the Company's voting securities beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below and all executive officers and directors of the Company as a group, based on data furnished by them.


                                                    Amount
                                                 Beneficially        Percent
Name                          Title of Class       Owned (1)        of Class
----                          --------------     ------------       --------

Joseph L. Bower                Common Stock          3,600  (2)          *
John Brademas                  Common Stock          5,820  (3)          *
Charles M. Diker               Common Stock          1,800  (4)          *
Paul J. Fribourg               Common Stock         16,800  (5)          *
Peter W. Keegan                Common Stock         37,500  (6)          *
Philip A. Laskawy              Common Stock          3,600  (7)          *
Arthur L. Rebell               Common Stock         38,500  (8)          *
Gloria R. Scott                Common Stock          3,200  (9)          *
Andrew H. Tisch                Common Stock      2,859,500 (10)        1.5%
James S. Tisch                 Common Stock      3,075,500 (11)        1.7%
Jonathan M. Tisch              Common Stock        898,704 (12)          *
Preston R. Tisch               Common Stock     29,983,184 (13)       16.2%
Fred Wilpon                    Common Stock          4,800 (14)          *
All executive officers and     Common Stock     36,970,508 (15)       19.9%
directors as a group
(15 persons including
those listed above)

* Represents less than 1% of the outstanding shares.

(1) Except as otherwise indicated the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.

(2) Represents 3,600 shares issuable upon the exercise of options granted under the Loews Corporation 2000 Stock Option Plan (the "Loews Stock Option Plan") which are currently exercisable.

(3) Includes 3,600 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

(4) Includes 800 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

(5) Includes 12,000 shares owned by an affiliate of ContiGroup Companies, Inc. ("ContiGroup"). Mr. Fribourg is an executive officer of ContiGroup. Mr. Fribourg disclaims beneficial interest in these shares. Also includes 4,800 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

(6) Represents 37,500 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. In addition, Mr. Keegan owns beneficially 1,000 shares of Diamond Offshore Drilling, Inc., a 54% owned subsidiary of the Company ("Diamond Offshore").

(7) Includes 1,600 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable, and 2,000 shares owned beneficially by Mr. Laskawy's wife.

(8) Includes 37,500 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. In addition, Mr. Rebell owns beneficially 7,034 shares of CNA Financial Corporation, a 90% owned subsidiary of the Company ("CNA"), including 2,020 shares with respect to which he has shared voting and investment

                                      4

power, and 4,000 shares of Diamond Offshore, including 3,500 shares issuable upon the exercise of options to purchase shares of Diamond Offshore which are currently exercisable.

(9) Represents 3,200 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

(10) Includes 50,000 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 1,467,787 shares held by trusts of which Mr. A.H. Tisch is the managing trustee and 40,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power.

(11) Includes 50,000 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 1,467,787 shares held by trusts of which Mr. J.S. Tisch is the managing trustee and 100,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. In addition, Mr. J.S. Tisch owns beneficially 61,248 shares of Diamond Offshore, including 56,248 shares of Diamond Offshore issuable upon the exercise of options which are currently exercisable, and 6,100 shares of CNA held by a trust of which Mr. J.S. Tisch is the managing trustee and beneficiary.

(12) Includes 50,000 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 618,704 shares held by a trust of which Mr. J.M. Tisch is the managing trustee and beneficiary and 130,000 shares held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.

(13) Includes 4,419,072 shares owned beneficially by Mr. P.R. Tisch's wife, and 1,776,116 held by Mr. P.R. Tisch as trustee of trusts for the benefit of his wife as to which he has sole voting and investment power.

(14) Represents 4,800 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

(15) Includes 285,400 shares issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

  Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that during 2003 all of its directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

                           ELECTION OF DIRECTORS
                             (Proposal No. 1)

  Pursuant to the By-laws of the Company, effective as of the date of the Annual Meeting, the Board has fixed the number of directors constituting the full Board of Directors at ten. Accordingly, action will be taken at the meeting to elect a Board of ten directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless shareholders otherwise specify by their proxies, to vote for the election of the nominees named below, each of whom is now a director. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. Should any of the nominees be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee or nominees recommended by the Nominating and Governance Committee and approved by the Board of Directors. Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

                                      5

  Joseph L. Bower, 66 - Donald K. David Professor of Business Administration at Harvard University. Professor Bower is also a director of Anika Therapeutics, Inc., Brown Shoe Company, Inc., ML Lee Acquisition Funds, New America High Income Fund, Inc., Sonesta International Hotels Corporation and T H Lee-Putnam EO Fund. He has been a director of the Company since 2001.

  John Brademas, 77 - President Emeritus of New York University. Dr. Brademas is also a director of Kos Pharmaceuticals, Inc. He has been a director of the Company since 1982.

  Charles M. Diker, 69 - Managing Partner of Diker Management LLC, a registered investment adviser. Mr. Diker is also the Chairman of the Board of Cantel Medical Corp., a provider of infection prevention and control products and other medical devices. He has been a director of the Company since 2003.

  Paul J. Fribourg, 50 - Chairman of the Board, President and Chief Executive Officer of ContiGroup, a producer of pork and poultry products and provider of cattle feeding services. Mr. Fribourg is also a director of Premium Standard Farms, Inc., Vivendi Universal, S.A. and Wyndham International, Inc. He has been a director of the Company since 1997.

  Philip A. Laskawy, 62 - Retired Chairman and Chief Executive Officer of Ernst & Young. Mr. Laskawy held the positions of Chairman and Chief Executive Officer of Ernst & Young until his retirement in 2001. Mr. Laskawy is also a director of General Motors Corporation, Henry Schein, Inc. and The Progressive Corporation. He has been a director of the Company since 2003.

  Gloria R. Scott, 65 - Owner of consulting services firm G. Randle Services. Dr. Scott served as President of Bennett College in Greensboro, North Carolina until 2001. She has been a director of the Company since 1990.

  Andrew H. Tisch, 54 - Chairman of the Executive Committee and a member of the Office of the President of the Company. Mr. Tisch is also the Chairman of the Board of Bulova Corporation ("Bulova"), a 97% owned subsidiary of the Company, and a director of Canary Wharf Group plc. He has been a director of the Company since 1985.

  James S. Tisch, 51 - President and Chief Executive Officer and a member of the Office of the President of the Company. He is also a director of BKF Capital Group, Inc., CNA and Vail Resorts, Inc. and Chairman of the Board and
Chief Executive Officer of Diamond Offshore.   He  has been a director of the
Company since 1986.

  Jonathan M. Tisch, 50 - Chairman and Chief Executive Officer of Loews Hotels since 2001 and a member of the Office of the President of the Company. Prior to 2001, Mr. Tisch had been President and Chief Executive Officer of Loews Hotels. He has been a director of the Company since 1986.

  Preston R. Tisch, 77 - Chairman of the Board of the Company. Prior to 1999, Mr. Tisch had also been Co-Chief Executive Officer of the Company. Mr. Tisch is also a director of Bulova and CNA. He has been a director of the Company since 1960, except for a period from 1986 to 1988 during which he resigned to serve as Postmaster General of the United States.

Director Independence

  The Board of Directors has determined that the following directors, constituting a majority of the Company's directors and nominees, are independent under the listing standards of the New York Stock Exchange ("Independent Directors"): Joseph L. Bower, John Brademas, Charles M. Diker, Paul J. Fribourg, Philip A. Laskawy and Gloria R. Scott. In addition, the Board has determined that Fred Wilpon, whose term as a director

                                      6

will expire on the Annual Meeting date, is also an Independent Director. The Board considered all relevant facts and circumstances and applied the independence guidelines described below in determining that none of the Independent Directors has any material relationship with the Company or its subsidiaries.

  The Board has established guidelines to assist it in determining director independence. Under these guidelines, a director would not be considered independent if any of the following relationships existed during the past three years: (i) the director is an employee, or an immediate family member is an executive officer, of the Company; (ii) the director or an immediate family member receives more than $100,000 per year in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation; (iii) the director is affiliated with or employed by, or an immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; (iv) the director or an immediate family member is employed as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee; or (v) the director is an executive officer or employee, or an immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which exceeded the greater of $1 million, or 2% of the other company's annual consolidated gross revenues.

Committees of the Board

  The Company's Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Executive Committee and Finance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee has a written charter which can be found on the Company's website at www.loews.com and is available in print to any shareholder who requests a copy by writing to the Company's Corporate Secretary. In addition, the Audit Committee charter is attached as Exhibit A to this proxy statement.

  Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including review of the financial reports and other financial information of the Company, the Company's system of internal accounting controls, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the Company's independent auditors and the performance of the Company's internal audit staff and independent auditors. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors and to approve all engagement fees and terms for the independent auditors.

  The members of the Audit Committee are Paul J. Fribourg (Chairman), Charles
M. Diker, Philip A. Laskawy and Gloria R. Scott, each of whom is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the listing standards of the New York Stock Exchange. The Board has determined that Mr. Laskawy is a "financial expert" under the rules of the Securities and Exchange Commission and that his simultaneous service on the audit committees of three public companies, in addition to the Company's Audit Committee, does not impair his ability to effectively serve on the Company's Audit Committee.

  Compensation Committee. The Compensation Committee's primary function is to assist the Board of Directors in discharging its responsibilities relating to compensation of the Company's executives. These responsibilities include reviewing the Company's general compensation philosophy for executive officers, overseeing the development and implementation of compensation programs for executive officers, and reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members. The Compensation Committee determines and approves compensation for the Company's Chief Executive Officer and administers the Company's incentive and equity-based compensation

                                      7

plans. The members of the Compensation Committee are John Brademas (Chairman), Charles M. Diker, Paul J. Fribourg and Fred Wilpon, each of whom is an Independent Director.

  Nominating and Governance Committee. In January 2004, the Board of Directors established the Nominating and Governance Committee, the primary functions of which are to identify individuals qualified to become members of the Board of Directors of the Company, recommend to the Board a slate of director nominees for election at the next annual meeting of shareholders, and develop and recommend to the Board a set of corporate governance principles applicable to the Company. These corporate governance principles are set forth in the Company's Corporate Governance Guidelines, which can be found on the Company's website at www.loews.com and are available in print to any shareholder who requests a copy by writing to the Company's Corporate Secretary. The members of the Nominating and Governance Committee are Paul J. Fribourg (Chairman), Joseph L. Bower, Gloria R. Scott and Fred Wilpon, each of whom is an Independent Director.

Director Nominating Process

  In evaluating potential director nominees, including those identified by shareholders, for recommendation to the Board of Directors, the Nominating and Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as the Company. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. The Nominating and Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. The Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to the Board.

Executive Sessions of Non-Management Directors

  The Company's non-management directors will meet in regular executive sessions without management participation. The Chairman of the Nominating and Governance Committee, currently Paul J. Fribourg, will serve as the presiding director at these meetings.

Director Attendance at Meetings

  During 2003 there were nine meetings of the Board of Directors, eleven meetings of the Audit Committee and three meetings of the Compensation Committee. During 2003, each director of the Company attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which that director served. The Board encourages all directors to attend the Company's annual meeting of shareholders, but recognizes that circumstances may prevent attendance from time to time. Ten of the Company's eleven directors attended its 2003 Annual Meeting of Shareholders.

Director Compensation

  Each director who is not an employee of the Company is paid $6,250 and is granted options to purchase 400 shares of the Company's Common Stock in each quarter in which such individual serves as a director. In addition, members of the Audit Committee are paid $2,000 and members of the Compensation Committee and Nominating and Governance Committee are paid $1,000 for each committee meeting attended.

                                      8

Code of Ethics

  The Company has a Code of Business Conduct and Ethics which applies to all of the Company's directors, officers and employees, including the Company's principal executive officer, principal financial officer and principal accounting officer. This Code can be found on the Company's website at www.loews.com and is available in print to any shareholder who requests a copy by writing to the Company's Corporate Secretary. The Company intends to post changes to or waivers of this Code for its principal executive officer, principal financial officer and principal accounting officer on its website.

                           AUDIT COMMITTEE REPORT

  As discussed above under the heading "Committees of the Board - Audit Committee," the primary role of the Board's Audit Committee is to oversee the Company's financial reporting process and manage its relationship with the independent auditors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2003 with the Company's management and independent auditors. The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors' independence. (See "Audit Fees and Services," below.)

  The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management's representation that the Company's financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the Company's financial statements are presented in accordance with generally accepted accounting principles, or that the Company's auditors are in fact "independent."

  Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, which has been filed with the Securities and Exchange Commission.

By the Audit Committee:

Paul J. Fribourg, Chairman
Charles M. Diker
Philip A. Laskawy
Gloria R. Scott

                                      9

                           EXECUTIVE COMPENSATION

  The following table sets forth information for the years indicated regarding the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company as of December 31, 2003 (the "Named Executive Officers"), for services in all capacities to the Company and its subsidiaries.


                                       SUMMARY COMPENSATION TABLE


                                                                   Long Term
                                        Annual Compensation       Compensation
                                    -------------------------     -------------

                                                                   Securities
                                                                   Underlying       All Other
Name and Position         Year        Salary(1)       Bonus         Options      Compensation(2)
-----------------         ----        --------        -----        ----------    ---------------

J.S. Tisch                2003      $1,108,619(3)   $250,000(4)      20,000          $48,711(5)
Chief Executive           2002       1,208,711(3)    850,000(4)      20,000           48,336(5)
Officer, Office           2001       1,294,388(3)                    20,000           50,955(5)
of the President

A.H. Tisch                2003         808,619       250,000(4)      20,000            8,368
Chairman of               2002         908,711       850,000(4)      20,000            8,547
the Executive             2001         993,388                       20,000            8,652
Committee,
Office of the
President

J.M. Tisch                2003         808,619       250,000(4)      20,000            8,276
Chairman and              2002         908,711       850,000(4)      20,000            7,826
Chief Executive           2001         993,388                       20,000            8,189
Officer of
Loews Hotels,
Office of
the President

A.L. Rebell               2003         981,696       200,000(7)      15,000            8,000
Senior Vice               2002         982,121     1,650,000(8)      15,000            7,700
President (6)             2001         983,478     1,200,000(7)      15,000            6,513

P.W. Keegan               2003         995,322       150,000(9)      15,000            8,000
Senior Vice               2002         995,672        75,000(8)      15,000            7,677
President, Chief          2001         997,031        50,000(9)      15,000            6,800
Financial Officer

(1) Salary includes payments to the Named Executive Officer based on benefit choices under the Company's flexible benefits plan.

(2) Except as otherwise noted, represents the annual contribution under the Company's Employees Savings Plan and any related allocation under the Benefit Equalization Plan.

(3) Includes annual compensation for services as chief executive officer of Diamond Offshore of $300,000.

(4) Represents unfunded supplemental retirement credits of $250,000 each (exclusive of interest and pay-based credits) in 2002 and 2003 pursuant to a supplemental retirement agreement between the Company and the Named Executive Officer (see "Employment Agreements" and "Pension Plan" below) and for 2002 a payout of $600,000 under the Company's Incentive Compensation Plan for Executive Officers (the "Incentive Compensation Plan").

                                      10

(5) Also includes director's fees paid by CNA amounting to $33,000, $33,000 and $35,000 for 2003, 2002 and 2001, respectively, and insurance premiums and retirement plan contributions paid by Diamond Offshore of $7,434, $7,509 and $7,763 for 2003, 2002 and 2001, respectively.

(6) Prior to July, 2003, Mr. Rebell was also the Company's Chief Investment Officer.

(7) Represents an unfunded supplemental retirement account credit (exclusive of interest and pay-based credits) pursuant to a supplemental retirement agreement between the Company and the Named Executive Officer.

(8) Represents a payout under the Incentive Compensation Plan based upon an award granted in 2002.

(9) Represents an unfunded supplemental retirement account credit (exclusive of interest based credits) pursuant to a supplemental retirement agreement between the Company and the Named Executive Officer.

Stock Option Plan

  The following table sets forth information regarding grants of options to acquire shares of Common Stock under the Loews Stock Option Plan that were made during the fiscal year ended December 31, 2003 to each of the Named Executive Officers.

                      OPTION GRANTS IN LAST FISCAL YEAR


                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                                      Potential Realizable Value
                                                                       at Assumed Rates of Stock
                                                                        Price Appreciation for
                               Individual Grants(1)                           Option Term
              ------------------------------------------------------- --------------------------

                 No. of         Percent of
               Securities      Total Options
               Underlying       Granted to     Exercise
                Options         Employees      Price Per   Expiration
   Name         Granted      in Fiscal Year    Share(2)      Date             5%          10%
   ----         -------      --------------    ---------   ----------         --          ---

J.S. Tisch        20,000           6.53%         $46.84      1/21/2013    $589,474    $1,493,537

A.H. Tisch        20,000           6.53           46.84      1/21/2013     589,474     1,493,537

J.M. Tisch        20,000           6.53           46.84      1/21/2013     589,474     1,493,537

A.L. Rebell       15,000           4.90           46.84      1/21/2013     442,106     1,120,153

P.W. Keegan       15,000           4.90           46.84      1/21/2013     442,106     1,120,153

(1) Options granted in 2003 to each of the Named Executive Officers become exercisable at a rate of 25% per year beginning on the first anniversary of the grant date.

(2) Represents 100% of the fair market value of the Common Stock on the grant date.

                                      11

  The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2003 by each of the Named Executive Officers.


                          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                     FISCAL YEAR END OPTION VALUES

                                           Number of Securities
                 Shares                   Underlying Unexercised        Value of Unexercised
                Acquired      Value         Options at Fiscal           In-the-Money Options
Name          on Exercise   Realized             Year-End             at Fiscal Year-End (1)
----          -----------   --------    --------------------------   --------------------------

                                        Exercisable  Unexercisable   Exercisable  Unexercisable
                                        -----------  -------------   -----------  -------------

J.S. Tisch          0            --        30,000         50,000       $311,600      $168,500

A.H. Tisch          0            --        30,000         50,000        311,600       168,500

J.M. Tisch          0            --        30,000         50,000        311,600       168,500

A.L. Rebell         0            --        22,500         37,500        233,700       126,375

P.W. Keegan         0            --        22,500         37,500        233,700       126,375

(1) Fair market value of underlying securities as of December 31, 2003, minus the exercise price.

Employment Agreements

  Effective as of January 1, 2004 the employment agreements which the Company maintains with each of Messrs. A.H. Tisch, J.S. Tisch and J.M. Tisch were amended to extend the term to March 31, 2005 and to provide for a basic salary during that term of $975,000 per annum. These agreements also provide the right to participate in the Incentive Compensation Plan. In addition, effective January 1, 2004 the Company entered into amendments to the supplemental retirement agreements it maintains with each of the Messrs. Tisch supplementing the retirement benefits to which each is entitled under the Retirement Plan. These amendments provide that the unfunded supplemental retirement account previously established for each executive will become vested with an additional $250,000 on December 31, 2004. Amounts vested in any year are credited with the pay-based credit established under the Retirement Plan. In addition, on the last day of each calendar year each account's balance will be credited with the interest credit established under the Retirement Plan. (See "Pension Plan," below.)

Pension Plan

  The Company provides a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (the "Retirement Plan") and an unfunded, non-qualified, non-contributory Benefit Equalization Plan (the "Benefit Equalization Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plan. The following description of the Retirement Plan gives effect to benefits provided under the Benefit Equalization Plan.

  The Retirement Plan is structured as a cash balance plan. A cash balance plan is a form of non-contributory, defined benefit pension plan in which the value of each participant's benefit is expressed as a nominal cash balance account established in the name of the participant. Under the cash balance plan each participant's account is increased annually by a "pay-based credit" based on a specified percentage of annual earnings (based on the participant's age) and an "interest credit" based on a specified interest rate (which is established annually for all participants). At retirement or termination of employment, a vested participant is entitled to receive the cash balance account in a lump sum or to convert the account into a monthly annuity. Compensation covered under the Retirement Plan consists of salary paid by the Company and its subsidiaries included under the heading "Salary" in the Summary Compensation Table above. In addition, awards under the Incentive Compensation Plan are deemed compensation for purposes of the Benefit Equalization Plan. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

                                      12

  Participants in the Retirement Plan who met certain age and years of service requirements at January 1, 1998 (the year that the Retirement Plan was converted into a cash balance plan) are entitled to a minimum retirement benefit ("Minimum Benefit") equal to the benefit they would have earned under the Retirement Plan before its conversion to a cash balance plan. This Minimum Benefit is based upon the average final compensation (i.e., the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement) and years of credited service with the Company. The following table shows estimated annual benefits upon retirement under the Retirement Plan, based on the Minimum Benefit, for various average compensation and credited service based upon normal retirement at January 1, 2004 and a straight life annuity form of pension. Each of the Named Executive Officers qualifies for the Minimum Benefit except for Messrs. Rebell and Keegan. It is currently estimated that the balance of the account maintained under the Retirement Plan for Messrs. Rebell and Keegan will be approximately $1,208,327 and $1,547,307, respectively, when each reaches the normal retirement age of 65, based on actual interest credits of 4.3% and 4.05% for 2004 and 2003, respectively, and assuming annual interest credits of 5.0% for 2005 and later and no increases in the amount of each executive's earnings.

                              PENSION PLAN TABLE

Average Final                  Estimated Annual Pension for
Compensation            Representative Years of Credited Service
-------------           ----------------------------------------

                20         25         30          35          40         45
                --         --         --          --          --         --

$  800,000   $192,000   $249,600   $313,600  $  377,600  $  441,600 $  505,600
 1,000,000    240,000    312,000    392,000     472,000     552,000    632,000
 1,200,000    288,000    374,400    470,400     566,400     662,400    758,400
 1,400,000    336,000    436,800    548,800     660,800     772,800    884,800
 1,600,000    384,000    499,200    627,200     755,200     883,200  1,011,200
 1,800,000    432,000    561,600    705,600     849,600     993,600  1,137,600
 2,000,000    480,000    624,000    784,000     944,000   1,104,000  1,264,000
 2,200,000    528,000    686,400    862,400   1,038,400   1,214,400  1,390,400
 2,400,000    576,000    748,800    940,800   1,132,800   1,324,800  1,516,800

  The years of credited service of Messrs. A.H. Tisch, J.M. Tisch and J.S. Tisch are thirty, twenty-four and twenty-six, respectively.

  Amounts paid to Mr. J.S. Tisch by Diamond Offshore included in the Summary Compensation Table are not covered by the Retirement Plan. Diamond Offshore maintains a tax qualified defined contribution retirement plan which provides that Diamond Offshore contribute 3.75% of each participant's defined compensation and match 25% of the first 6% of compensation voluntarily contributed by each participant. Participants are fully vested immediately upon enrollment in the plan. Diamond Offshore's 3.75% contribution on behalf of Mr. J.S. Tisch amounted to $7,500 in 2003.

  In addition to the foregoing, the Company maintains a supplemental retirement account for each Named Executive Officer pursuant to supplemental retirement agreements with each such individual. Each such account is credited annually with the interest credit established under the Retirement Plan. Upon retirement, each of the Named Executive Officers will receive the value of his account in the form of an annuity or, subject to certain conditions, in a single lump sum payment. As of December 31, 2003, the aggregate amounts credited to the supplemental retirement accounts of each of Messrs. J.S. Tisch, A.H. Tisch, J.M. Tisch, A.R. Rebell and P.W. Keegan were $573,156, $578,257, $573,156, $2,907,814, and $461,348, respectively.

                                      13

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

  The overall objective of the Company's executive compensation policy is to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for the benefit of the Company and its shareholders. The Committee believes that to accomplish these objectives compensation packages should provide executive officers with market competitive base salaries and the opportunity to earn additional compensation based upon the Company's financial performance and the performance of the Company's stock. In considering compensation for the Company's executive officers, the Compensation Committee relies primarily on the assessment of the individual's performance and contribution to the Company, in addition to qualitative factors such as the Company's performance and compensation trends generally. The principal components of the Company's compensation policy for its executive officers are base salary, incentive compensation awards, stock option grants and benefits.

  The primary component of compensation for the Company's executive officers is base salary. Base salary levels for the Company's executive officers are determined based upon an evaluation of a number of factors, including the individual's level of responsibility, experience, performance and competitive market practices as determined by the Company's participation in and analysis of management compensation surveys, and a review of other published data relating to executive compensation. The Company targets base salary levels for its executive officers (as well as salaried employees generally) between the 50th and 75th percentiles of those paid by companies with comparable revenues. However, as a result of job performance evaluations and length of service, the base salary levels of a majority of the Company's executive officers fall above these parameters.

  The second principal component of the Company's compensation policy for executive officers consists of awards under its Incentive Compensation Plan. Under this plan, cash awards may be granted to the Company's highest paid executive officers based on the attainment of specified performance goals in relation to the after tax net income of the Company. For information with respect to awards earned and paid to the Chief Executive Officer and the other Named Executive Officers, see the Summary Compensation Table, above.

  The third principal component of the Company's compensation policy for executive officers consists of grants under the Loews Stock Option Plan. Under this plan, stock options may be granted to executive officers at exercise prices equal to not less than the fair market value of the Company's Common Stock as of the date of grant. This element of the Company's compensation policy provides the opportunity for the Company's executive officers to be compensated based upon increases in the market price of the Company's Common Stock. Information with respect to stock options granted under this plan to the Company's Chief Executive Officer and the other Named Executive Officers in 2003 is described under "Stock Option Plan," above.

  The Company's executive officers also participate in benefit programs available to salaried employees generally, including the Company's Employees Savings Plan, Retirement Plan and Benefit Equalization Plan, discussed above. In addition, from time to time, the Company's compensation of executive officers has included unfunded supplemental retirement benefits credited pursuant to supplemental retirement agreements. Such benefits granted to the Company's Chief Executive Officer and other Named Executive Officers in 2003 are described in the Summary Compensation Table, above.

Chief Executive Officer

  In determining the compensation of the Company's Chief Executive Officer for 2003, the Compensation Committee took into account the overall objectives of the Company's executive compensation policy and other factors described above in relation to the various components of the Company's executive compensation. Based upon the foregoing, in 2003 James S. Tisch was paid a base salary of $800,000, a reduction from the prior year implemented in order to maintain his 2003 non-performance-based compensation from the Company, including previously deferred compensation paid to him in 2003, below the $1 million limit for deductibility under Section 162(m) of the Internal Revenue Code. In addition, Mr. Tisch received a grant of 20,000 options under the Loews

                                      14

Stock Option Plan, an $800,000 award under the Company's Incentive Compensation Plan which was not earned or paid since the Company did not achieve sufficient net income under the Plan, and a supplemental retirement benefit of $250,000 in the form of a credit to his unfunded supplemental retirement account. (See "Employment Agreements," above.)

Internal Revenue Code

  Under the Internal Revenue Code, the amount of compensation paid to or accrued for the Chief Executive Officer and the four other most highly
compensated executive officers which may   be deductible by the Company for
federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be "performance-based" under the Internal Revenue Code and the applicable regulations is excluded for purposes of calculating the amount of compensation.

  To the extent the Company's compensation policy can be implemented in a manner which maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so. Accordingly, the Company has designed both the Incentive Compensation Plan and the Loews Stock Option Plan so that compensation in the form of awards or grants made under either plan will be considered to be "performance-based" under the applicable provisions of the Internal Revenue Code.

By the Compensation Committee:

John Brademas, Chairman
Charles M. Diker
Paul J. Fribourg
Fred Wilpon

                            CERTAIN TRANSACTIONS

  The Company provides an apartment at a Company operated hotel in New York City for the use of Preston R. Tisch, for the convenience of the Company and its hotel subsidiary, at an incremental cost to the Company of approximately $695,000 in 2003.

  TFMG, LLC, an entity affiliated with Messrs. P.R. Tisch, A.H. Tisch, J.S. Tisch and J.M. Tisch, and certain related persons occupy Company office space and utilize certain services and facilities of the Company. The Company's cost for these items is fully reimbursed and the reimbursement methodology and procedures have been reviewed and approved by the Company's Audit Committee. The total reimbursement paid in 2003 was approximately $313,000.

                           COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are John Brademas, Charles M. Diker, Paul J. Fribourg and Fred Wilpon, each of whom is an Independent Director and, consequently, none of whom is or has been an officer or employee of the Company or its subsidiaries. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of the Board of Directors or Compensation Committee of the Company during 2003.

                                      15

                                 STOCK PRICE
                             PERFORMANCE GRAPHS

  The following graph compares the total annual return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500 Index"), the Standard & Poor's Diversified Financial Services Index ("S&P Diversified Financial Services") and the Company's peer group ("Loews Peer Group")* for the five years ended December 31, 2003. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1998 and that all dividends were reinvested. In the future, the Company will replace the S&P Diversified Financials with the Loews Peer Group because Standard & Poor's no longer publishes its Diversified Financial Services Index.

                                  [GRAPH]



                             1998    1999    2000     2001      2002      2003
                           ---------------------------------------------------

Loews Corporation          100.00   62.61  108.53   117.28     95.25    107.40
S&P 500                    100.00  121.04  110.02    96.95     75.52     97.18
Loews Peer Group           100.00   85.41  133.05   120.50     96.99    120.83
S&P Financial Diversified
 Services                  100.00  132.11  167.30   146.62    115.83    158.85

* The Loews Peer Group consists of the following companies that are industry competitors of the Company's principal operating subsidiaries: Ace Limited, American International Group Inc., The Chubb Corporation, Cincinnati Financial Corporation, Hartford Financial Services Group, Inc., Safeco Corporation, The St. Paul Companies, Inc., Travelers Property Casualty Corp., XL Capital Ltd., Altria Group, Inc., UST Inc. and R.J. Reynolds Tobacco Holdings, Inc.

                                      16

  The Company's Carolina Group stock commenced trading on February 1, 2002. Accordingly, the following graph compares the total return of the Carolina Group stock, the S&P 500 Index and the Standard & Poor's Tobacco Index ("S&P Tobacco") for the period from February 1, 2002 to December 31, 2003. The graph assumes that the value of the investment in the Company's Carolina Group stock and each index was $100 on February 1, 2002 and that all dividends were reinvested.


                                  [GRAPH]



                     2/1/02  3/02   6/02  9/02 12/02  3/03  6/03   9/03  12/03
                     ---------------------------------------------------------

Carolina Group Stock 100.00 103.06 94.24 66.66 73.56 68.53 101.83 88.48  99.01
S&P 500              100.00 102.48 88.75 73.42 79.62 77.11  88.98 91.33 102.45
S&P Tobacco          100.00 107.45 90.52 80.81 86.36 65.55  98.85 97.42 122.01

                         RATIFICATION OF THE APPOINTMENT
                             OF INDEPENDENT AUDITORS

                                (Proposal No. 2)

  The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to serve as independent auditors for 2004. Although it is not required to do so, the Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by the Company's shareholders at the meeting. Even if this selection is ratified by shareholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. If the Company's shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

                                      17

Audit Fees and Services

  The following table presents fees billed by Deloitte & Touche LLP and its affiliates for professional services rendered to the Company and its subsidiaries in 2003 and 2002, by category as described in the notes to the table.


                                                2003            2002
                                                ----            ----
                                                   (in thousands)
                                                    ------------

          Audit Fees (1)                        $10,189         $ 8,572
          Audit Related Fees (2)                  4,117           1,507
          Tax Fees (3)                              590             484
          All Other Fees (4)                      3,162          11,972
                                                -------         -------
          Total                                 $18,058         $22,535
                                                =======         =======

(1) Includes the aggregate fees and expenses for the audit of the Company's annual financial statements and the reviews of the Company's quarterly financial statements.

(2) Includes the aggregate fees and expenses for services that were reasonably related to the performance of the audit or reviews of the Company's financial statements and not included under "Audit Fees" above, including, principally, consents and comfort letters, audits of employee benefits plans and accounting consultations.

(3) Includes the aggregate fees and expenses for tax compliance and tax planning services.

(4) Includes the aggregate fees and expenses for products and services provided, other than the services described above, including, principally, human capital advisory services, risk consulting services and other consulting or advisory services performed primarily for CNA and its subsidiaries.

Auditor Engagement Pre-Approval Policy

  In order to assure the continued independence of the Company's independent auditor, currently Deloitte & Touche LLP, the Audit Committee has adopted a policy requiring its pre-approval of all audit and non-audit services performed by the independent auditor. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte & Touche, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte & Touche must be specifically pre-approved by the Audit Committee, or a designated committee member to whom this authority has been delegated. Since its adoption of this policy in May 2003, the Audit Committee, or a designated member, has pre-approved all engagements by the Company and its subsidiaries, other than CNA and Diamond Offshore, for services of Deloitte & Touche, including the terms and fees thereof, and the Audit Committee concluded that all such engagements were compatible with the continued independence of Deloitte & Touche in serving as the Company's independent auditor. Engagements of Deloitte & Touche by CNA and Diamond Offshore are reviewed and approved by the independent audit committees of those subsidiaries pursuant to pre-approval policies adopted by such committees.

The Board of Directors recommends a vote FOR Proposal No. 2.

                                      18

                             SHAREHOLDER PROPOSALS

  The Company has been advised that the three shareholder proposals described below will be presented at the Annual Meeting. For the reasons set forth below, the Board of Directors recommends a vote against each proposal.

                        SHAREHOLDER PROPOSAL RELATING TO
                              CUMULATIVE VOTING
                               (Proposal No. 3)

  Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 244 shares of Common Stock, has notified the Company in writing that she intends to present the following resolution at the Annual Meeting for action by the shareholders:

  "RESOLVED: That the stockholders of Loews Corporation, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

  "REASONS:  Many states have mandatory cumulative voting, so do National
Banks.

  "In addition, many corporations have adopted cumulative voting.

  "Last year the owners of 51,158,696 shares representing approximately 32% of shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this resolution."

  The Board of Directors recommends a vote AGAINST Proposal No. 3.

  The Board of Directors believes that the present system of voting for directors, in which all directors are elected by a plurality of the votes cast, is the fairest and most preferable method for selecting directors. The Board is opposed to cumulative voting because cumulative voting could make it possible for a special interest group, which may not represent the interests of all shareholders, to elect one or more directors beholden only to that special interest group. The aims of such special interest group may be adverse to those of the Company and its shareholders as a whole and therefore could impede the Board's power to act on behalf of the Company and all of its shareholders. Accordingly, the Board of Directors recommends a vote against this proposal.

                    SHAREHOLDER PROPOSAL RELATING TO
                      ENVIRONMENTAL TOBACCO SMOKE
                          (Proposal No. 4)

  The following shareholders have indicated in writing that they intend to present the resolution set forth below at the Annual Meeting for action by the shareholders: the Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, owner of 45 shares of Common Stock; Sinsinawa Dominicans, Inc., 7200 W. Division, River Forest, Illinois 60305, owner of 80 shares of Common Stock; Catholic Health Initiatives, 1999 Broadway, Suite 2600, Denver, Colorado 80202, owner of 100 shares of Common Stock; and Trinity Health System, 766 Brady Avenue, Apt. 635, Bronx, New York 10462, owner of 7,207 shares of Common Stock:

                                      19

  "WHEREAS in 2003, an increasing number of municipalities and corporations, including restaurants, have made the workplace smoke-free to protect the health of employees and customers;

"-- in June, 2002, a Miami, Florida court awarded $5.5 million to a flight attendant harmed by environmental tobacco smoke [ETS] exposure;
"-- Our Company was sued by a class of flight attendants claiming their exposure to ETS increased their risk of contracting lung cancer from ETS.
So far we have paid millions of dollars to settle that lawsuit;
"-- Our Company admits smoking causes lung cancer. Yet we fail to accept overwhelming scientific evidence that involuntary exposure to ETS causes lung cancer. Also, the Company funds efforts to block regulatory and legislative attempts to prohibit smoking in the workplace;
"-- A 2002 summary of findings by the United Nations' International Agency for Research on Cancer [IARC] stated that scientific evidence on the carcinogenic effects of passive smoking was conclusive. It noted ETS increases by 20% the risk for lung cancer;
"-- An August 2002 study in CHEST, the journal of the American College of Chest Physicians, confirmed that asthmatic children exposed to ETS are more likely to have increased respiratory symptoms, decreased lung function and school absences;
"-- The Journal of the American Medical Association reported in 2001 (436-
41): 'Before exposure to environmental tobacco smoke, coronary flow velocity reserve was significantly higher in nonsmokers than in smokers. After exposure . [it] decreased and was not significantly different from that of smokers.' Commenting on this study, a JAMA editorial stated: 'The investigators demonstrated that, in healthy young volunteers, just 30 minutes of exposure to secondhand smoke compromised the endothelial function in coronary arteries of nonsmokers in a way that made the endothelial response of nonsmokers indistinguishable from that of habitual smokers';
"-- A 2001 Canadian study (in International Journal of Cancer) conclusively showed that the more people smoke in the workplace, the greater the risks for nonsmokers. The Globe and Mail reported (07/12/01) that people routinely exposed to significant ETS (ie, workers in bars and restaurants), face a three-times greater risk for lung cancer;
"-- In May 2000, the U.S. National Institute of Environmental Health Sciences added directly inhaled tobacco smoke (i.e., ETS) to its 'known human carcinogens' list;
"--In a 1999 report, researchers discovered that breathing other people's cigarette smoke makes nonsmokers 82% more likely to suffer a stroke, increasing the risk of heart disease, heart attack, lung, and breast cancer, and breathing-related diseases (Tobacco Control, August, 1999);
"-- Our Company has funded numerous restaurant and hospitality associations in their effort to oppose laws prohibiting smoking in restaurants and bars. The Company also has sponsored events in bars wherein we have provided cigarettes for patrons;

  "RESOLVED: shareholders request the Company to encourage regulations and legislation to prohibit smoking in all public and private workplaces, and publish public statements regarding the health dangers of ETS."

  The Board of Directors recommends a vote AGAINST proposal No. 4.

  Many federal, state and local governmental bodies have adopted laws and regulations intended to prohibit or restrict smoking in public places, stores and restaurants and the workplace, and other governmental agencies and bodies are considering similar laws and regulations. Accordingly, the Company's subsidiary, Lorillard Tobacco Company ("Lorillard"), believes that proposals for new or additional legislation or regulations concerning environmental tobacco smoke should be considered by the appropriate governmental bodies.

  In addition, for many years public health agencies have issued well-publicized reports concerning the asserted health risks to non-smokers of environmental tobacco smoke. It is Lorillard's belief that any new or additional public statements with respect to environmental tobacco smoke should be considered by appropriate public health agencies. Publishing its own statements, as requested by this proposal, would, in the opinion of

                                     20

Lorillard, be confusing, could conflict with various governmental laws and regulations and could expose Lorillard to further risk of litigation. Accordingly, the Board of Directors believes that this proposal would not be in the best interests of the Company, and recommends a vote against this proposal.

                      SHAREHOLDER PROPOSAL RELATING TO
                          CHARITABLE CONTRIBUTIONS
                             (Proposal No. 5)

  Mr. Raymond B. Ruddy, 26 Rolling Lane, Dover, Massachusetts 02030, owner of 103 shares of Common Stock, has notified the Company in writing that he intends to present the following resolution at the Annual Meeting for action by the shareholders:

  "Resolved, the shareholders recommend to the board of directors of Loews Corporation to cease making charitable contributions.

  "Supporting Statement: Thomas Jefferson once wrote, 'To compel a man to furnish contributions of money for propagation of opinions which he disbelieves is sinful and tyrannical.' Choice is a popular word in our culture. Noble prize winning economist and long time critic of corporate charitable contributions, Milton Friedman, writes about the importance of choice in his book, Free to Choose. By making charitable contributions at the corporate level we have usurped the right and duty of individuals to support the charities of their choice. We may also be forcing thousands of people to support causes they may disagree with on a most profound level. For example, abortion rights advocates often use the word choice, without mentioning what the choice is all about, i.e., abortion. Today there are a number of prominent charities advocating for abortion and, in at least one case, Planned Parenthood, actually performing abortions. Other charities, often times involved in research for cures of disease, may advocate the destruction of human embryos for research purposes. These may be more controversial examples, but they illustrate the point today, many charities are involved in activities that are divisive and not universally supported. Loews Corporation employees and shareholders represent a broad range of interests. It is truly impossible to be sensitive to the moral, religious and cultural sensitivities of so many people. Rather than compel our stakeholders to support potentially controversial charitable groups we should refrain from giving their money away for them. Let each person choose. The importance of individual choice and the importance of each individual cannot be underestimated."

  The Board of Directors recommends a vote AGAINST proposal No. 5.

  The Company is proud of its commitment to community and its charitable giving history. The Board of Directors believes that the Company's support of deserving charitable causes is not only a worthwhile end in itself, but that its charitable donations contribute to the Company's role as a good corporate citizen, generate goodwill and enhance its reputation among investors, consumers and employees alike. As a consequence, charitable giving benefits all of the Company's constituencies, including its shareholders. Accordingly, the Board of Directors believes that it would not be in the Company's best interests to cease making charitable contributions and recommends a vote against this proposal.

                             OTHER MATTERS

  The Company knows of no other matters to be brought before the meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.

  The Company will bear all costs in connection with the solicitation of proxies for the meeting. The Company intends to request brokerage houses, custodians, nominees and others who hold voting stock of the Company in their names to solicit proxies from the persons who beneficially own such stock, and such brokerage

                                      21

houses, custodians, nominees and others, will be reimbursed for their out-of-pocket expenses and reasonable clerical expense. The Company has engaged Innisfree M&A Incorporated ("Innisfree") to solicit proxies on its behalf, at an anticipated cost of approximately $8,000. In addition to the use of the mails, solicitation may be made by Innisfree or employees of the Company personally or by telephone, facsimile or electronic transmission.

Communications with the Company by Shareholders and Others

  Interested parties, including shareholders, wishing to communicate directly with the presiding director, other non-management directors or the Board as a whole may do so by writing to Loews Corporation, 667 Madison Avenue, New York, New York 10021-8087, Attention: Corporate Secretary. All such communications will be delivered to the director or directors to whom they are addressed.

  Shareholders wishing to propose an individual to be considered by the Nominating and Governance Committee for possible recommendation to the Board of Directors must do so by writing to Loews Corporation, 667 Madison Avenue,
New York, New York  10021-8087, Attention: Corporate Secretary.   Shareholder
recommendations must include the candidate's name, a brief biographical description, a statement of the candidate's qualifications, a description of any relationship between the candidate and either the recommending shareholder or the Company, and the candidate's signed consent to serve as a director, if
elected.   Recommendations for director nominees to be considered for the
Company's 2005 Annual Meeting must be received by the Corporate Secretary not later than October 1, 2004.

  Shareholder proposals for the 2005 Annual Meeting must be received by the Company's Corporate Secretary not later than November 30, 2004 in order to be included in the Company's proxy materials. Proxies solicited by the Company for the 2005 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 14, 2005 without a description of them in the proxy materials for that meeting. Shareholder proposals should be addressed to Loews Corporation, 667 Madison Avenue, New York, New York 10021-8087, Attention: Corporate Secretary.

                                           By order of the Board of Directors,

                                                   GARY W. GARSON
                                                     Secretary

Dated:  March 25, 2004


                           PLEASE COMPLETE, DATE, SIGN AND
                             RETURN YOUR PROXY PROMPTLY

                                      22

                                                                     Exhibit A

                              LOEWS CORPORATION

                           AUDIT COMMITTEE CHARTER

------------------------------------------------------------------------------

Purpose

The Audit Committee's primary function is to assist the Board of Directors of Loews Corporation (the "Company") with its responsibility of overseeing the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the Company's independent accountants and the performance of the Company's internal audit staff and independent accountants. The Committee shall prepare the Audit Committee Report for the Company's annual proxy statement.

The Company is a holding company. Currently, two subsidiaries of the Company, CNA Financial Corporation and Diamond Offshore Drilling, Inc., have common stock registered under the Securities Exchange Act of 1934 and listed for trading on the New York Stock Exchange. Each of CNA and Diamond Offshore maintains an audit committee comprised of independent directors in compliance with stock exchange rules and applicable laws and regulations. The Committee will review periodically the reports of the audit committees of CNA and Diamond Offshore and may meet with such audit committees if and whenever it considers meetings to be necessary or advisable.

Committee Membership

The Committee shall be comprised of three or more directors, as determined by the Board from time to time, except to the extent that temporary vacancies are created by the resignation or removal of a Committee member. The Board has authority to appoint the Committee members, who serve at the pleasure of the Board, and to designate the Committee Chairperson. Each member of the Committee must satisfy the independence, experience, financial expertise and other requirements of the New York Stock Exchange and applicable laws and regulations. Committee members may not serve on the audit committees of more than two other public companies unless approved by the Board and such approval is disclosed in the Company's proxy statement. No member of the Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than (i) director's fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior services that is not contingent on future service; and (iii) any other regular benefits that other directors receive.

Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall periodically meet separately with management, the internal auditors and the independent accountants. The Committee shall also meet periodically in executive sessions without Company management present. The Committee may request any employee or officer of the Company or its outside counsel or independent accountants to attend a meeting or to meet with the Committee or its advisors. The Committee may fix its own rules of procedure, subject to the requirements of this Charter, stock exchange rules and applicable laws and regulations.

Authority And Responsibilities

Company management is responsible for preparing financial statements. The Committee's primary responsibility is oversight. To carry out this responsibility, the Committee shall undertake the common recurring activities described below, but may diverge from this list as appropriate under the circumstances. The Committee may form and delegate authority to sub-committees consisting of one or more members when appropriate.

1.  Oversight of the Independent Accountants.  The Committee shall:

    (a) have sole authority to directly appoint, retain, compensate, evaluate and terminate the independent accountants and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent accountants in accordance with policies and procedures adopted by the Committee from time to time or as required by stock exchange rules or applicable laws or regulations;

    (b) oversee the work of the independent accountants, including resolution of disagreements between management and the independent accountants regarding financial reporting, and the independent accountants shall report directly to the Committee;

    (c) at least annually, review reports from the independent accountants regarding their internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review or any regulatory or professional inquiry within the preceding five years, and all relationships between the independent accountants and the Company;

    (d) annually evaluate the qualifications, performance and independence of the independent accountants and the lead partner, taking into account the opinions of management and the internal auditors, and present its conclusions to the Board;

    (e) annually seek assurances that partners of the independent accountants who are directly involved in the audit are rotated as required by regulations or stock exchange rules and that no partner earns or receives compensation based on the performance of any services for the Company other than audit, review or attest services;

    (f) consider annually whether, in order to assure continuing auditor independence, the Company should rotate its independent accounting firm on a regular basis;

    (g) set policies for the Company's hiring of current or former employees of the independent accountants;

    (h) instruct the independent accountants that such firm is ultimately accountable to the Board of Directors of the Company and the Committee, as representatives of the shareholders;

    (i) instruct the independent accountants to submit to the Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent accountants to the Company and each of its subsidiaries: (i) the audit of their annual financial statements and the reviews of their quarterly financial statements or services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent accountants, in the aggregate and by each service; and

    (j) obtain from the independent accountants assurance that each audit is conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, which sets forth certain procedures to be followed in any audit of financial statements required under that Act.

2.  Oversight of Financial Reporting and Controls.  The Committee shall:

    (a) meet with the independent accountants prior to any audit to discuss the planning and staffing of the audit;

    (b) review and discuss with management and the independent accountants the annual audited financial statements and quarterly financial statements to be included in the Company's reports filed with the Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations;

    (c) review and discuss the following with management and the independent accountants, in connection with the Committee's review of the Company's annual financial statements and, as appropriate, quarterly financial statements and related disclosures:

        . critical accounting policies and financial statement presentation, including key accounting decisions and judgments, significant changes in the selection or application of accounting principles, the rationale for such choices and the alternatives available under generally accepted accounting principles (GAAP);

        . material written communications between the independent accountants and management, including any "management" or "internal control" letter issued or proposed to be issued by the independent accountants and management's responses;

        . any problems encountered in the audit or review of the financial statements, including any disagreements between management and the independent accountants or limitations on the activities of the independent accountants, and management's responses;

        . the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements;

        . any accounting adjustments that were noted or proposed by the independent accountants but were "passed" (as immaterial or otherwise);

        . communications between the audit team and the independent accountants' national office respecting auditing or accounting issues presented by the engagement;

        . the certifications made by the principal executive officer and principal financial officer with respect to the Company's periodic reports filed with the SEC;

        . management's report on internal control over financial reporting and the independent accountants' related attestation report and any material changes in the Company's internal control over financial reporting;

        . any appointment and replacement of the director of the internal auditing department; and

        . major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies;

    (d) review the type and presentation of information to be included in earnings press releases (particularly any "pro forma" or "adjusted" non-GAAP information), as well as financial information and earnings guidance which management may provide to analysts and rating agencies; provided, however, that such review need not take place in advance of each earnings release or each instance in which guidance may be provided;

    (e) annually review and discuss with the independent accountants and management the Company's internal audit department and its audit plan, responsibilities, budget and staffing;

    (f) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

    (g) advise management, the internal auditing department and the independent accountants that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices;

    (h) consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Committee by the independent auditors required by or referred to in Statement of Accounting Standards 61; and

    (i) inquire of the Company's Chief Executive Officer and Chief Financial Officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, any material weakness in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

3. Compliance with Legal and Regulatory Requirements. The Committee shall periodically discuss with the Company's General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the Company's business, financial statements or compliance policies including material notices to or inquiries received from governmental agencies.

4. Additional Responsibilities of the Committee. The Committee shall make regular reports to the Board. The Committee shall annually review and evaluate the Committee's own performance and review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5. Additional Powers of the Committee. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other experts to advise the Committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities. The Committee shall be provided with the funding and other resources required to discharge its duties and responsibilities, including payment of reasonable compensation to the independent accountants and to any advisors employed by the Committee.

Limitations of the Committee's Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or determine that the Company's financial statements and disclosures are complete or accurate or in accordance with GAAP or applicable laws or regulations. The Committee's job is one of review and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent accountants are responsible for auditing or reviewing those financial statements, as applicable. The Committee recognizes that management and the independent accountants have more time, knowledge and detailed information concerning the Company than do Committee members. Consequently, in performing its functions, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent accountants' work.

                                      A-5

LOEWS CORPORATION                COMMON STOCK                            Proxy
------------------------------------------------------------------------------
This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby constitutes and appoints Gary W. Garson, Peter W. Keegan and Kenneth J. Zinghini and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at the Harmonie Club, 4 East 60th Street, New York, New York, on May 11, 2004, at 11:00 A.M., New York City time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, AND "AGAINST" PROPOSALS 3, 4 and 5.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY


                                                                                                                Please mark
                                                                                                                your votes
                                                                                                                like this   [ X ]

The Board of Directors recommends a vote                         The Board of Directors recommends a vote AGAINST
FOR Items 1 and 2                                                Items 3, 4 and 5

Item 1-ELECTION OF DIRECTORS    WITHHELD
Nominees:                 FOR   FOR ALL                                                   FOR   AGAINST  ABSTAIN

                          [  ]   [  ]                            ITEM 3-SHAREHOLDER       [  ]    [  ]    [  ]
       01) J.L. Bower                                            PROPOSAL-CUMULATIVE
       02) J. Brademas                                           VOTING
       03) C.M. Diker
       04) P.J. Fribourg
       05) P.A. Laskawy                                          ITEM 4-SHAREHOLDER      [  ]    [  ]    [  ]
       06) G.R. Scott                                            PROPOSAL-ENVIRONMENTAL
       07) A.H. Tisch                                            TOBACCO SMOKE
       08) J.S. Tisch
       09) J.M. Tisch
       10) P.R. Tisch                                            ITEM 5-SHAREHOLDER      [  ]    [  ]    [  ]
                                                                 PROPOSAL-CHARITABLE
                                                                 CONTRIBUTIONS


WITHHELD FOR: (Write that Nominee's name in the space provided.)


---------------------------------------------
ITEM 2-RATIFY DELOITTE    FOR   AGAINST  ABSTAIN
       & TOUCHE LLP AS
       INDEPENDENT        [  ]    [  ]    [  ]
       AUDITORS


                                                                    ----------
                                                                              |  Please sign EXACTLY as name appears on this
                                                                              |  Proxy. When shares are held by joint tenants,
                                                                              |  both should sign. When signing as attorney,
                                                                              |  executor, administrator, trustee or guardian,
                                                                              |  please give full title as such. Corporate and
                                                                              |  partnership proxies should be signed by an
                                                                              |  authorized person indicating the person's title.


Signature(s)                                                                      Date:
            --------------------------------------------------------------             ------------------------------------------
COMMON STOCK



LOEWS CORPORATION                CAROLINA GROUP STOCK                    Proxy
------------------------------------------------------------------------------
This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby constitutes and appoints Gary W. Garson, Peter W. Keegan and Kenneth J. Zinghini and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Carolina Group Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at the Harmonie Club, 4 East 60th Street, New York, New York, on May 11, 2004, at 11:00 A.M., New York City time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, AND "AGAINST" PROPOSALS 3, 4 and 5.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY



                                                                                                                Please mark
                                                                                                                your votes
                                                                                                                like this   [ X ]

The Board of Directors recommends a vote                         The Board of Directors recommends a vote AGAINST
FOR Items 1 and 2                                                Items 3, 4 and 5


Item 1-ELECTION OF DIRECTORS     WITHHELD
Nominees:                  FOR   FOR ALL                                                  FOR   AGAINST  ABSTAIN

                           [  ]   [  ]                           ITEM 3-SHAREHOLDER       [  ]    [  ]    [  ]
       01) J.L. Bower                                            PROPOSAL-CUMULATIVE
       02) J. Brademas                                           VOTING
       03) C.M. Diker
       04) P.J. Fribourg
       05) P.A. Laskawy                                          ITEM 4-SHAREHOLDER      [  ]    [  ]    [  ]
       06) G.R. Scott                                            PROPOSAL-ENVIRONMENTAL
       07) A.H. Tisch                                            TOBACCO SMOKE
       08) J.S. Tisch
       09) J.M. Tisch
       10) P.R. Tisch                                            ITEM 5-SHAREHOLDER      [  ]    [  ]    [  ]
                                                                 PROPOSAL-CHARITABLE
                                                                 CONTRIBUTIONS


WITHHELD FOR: (Write that Nominee's name in the space provided.)


-------------------------------------------------
ITEM 2-RATIFY DELOITTE     FOR   AGAINST  ABSTAIN
       & TOUCHE LLP AS
       INDEPENDENT         [  ]   [  ]     [  ]
       AUDITORS


                                                                    ----------
                                                                              |  Please sign EXACTLY as name appears on this
                                                                              |  Proxy. When shares are held by joint tenants,
                                                                              |  both should sign. When signing as attorney,
                                                                              |  executor, administrator, trustee or guardian,
                                                                              |  please give full title as such. Corporate and
                                                                              |  partnership proxies should be signed by an
                                                                              |  authorized person indicating the person's title.


Signature(s)                                                                      Date:
            --------------------------------------------------------------             ------------------------------------------
CAROLINA GROUP STOCK
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